Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-215265) pertaining to the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan and the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors;

(2)	Registration Statement (Form S-8 No. 333-218056) pertaining to the Hilton Grand Vacations Inc. Employee Stock Purchase Plan;

of our reports dated March 1, 2018, with respect to the consolidated financial statements of Hilton Grand Vacations Inc. and the effectiveness of internal control over financial reporting of Hilton Grand Vacations Inc. included in this Annual Report (Form 10-K) of Hilton Grand Vacations Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

March 1, 2018